Exhibit 10.1
PLAN SUPPORT AND LOCK-UP AGREEMENT
     This Plan Support and Lock-Up Agreement (together with the Exhibits and Schedules attached hereto, this “Agreement”), dated as of August 6, 2009, by and among (i) CanArgo Energy Corporation (the “Company”); (ii) Persistency (“Persistency”); (iii) Thomas L. Gipson (“TLG”), Robert L. Gipson (“RLG”) and Yvonne Koenig (“YK,” and together with TLG and RLG, collectively, the “I&S Parties” and together with Persistency, the “Noteholders” ); (iv) Weus Holdings, Inc. and its affiliates (collectively, “Weatherford”) and (v) each holder (or investment managers or advisors having authority to act on behalf of the beneficial owners) of a General Unsecured Claim (as defined in the Term Sheet attached as Exhibit A (the “Term Sheet”) that is a signatory hereto (each such holder of such claims collectively, the “General Unsecured Creditors”; and together with the Noteholders and Weatherford, collectively, the “Supporting Creditors”). The Company and the Supporting Creditors are referred to herein collectively as the “Parties,” and sometimes individually as a “Party.”
RECITALS:
     WHEREAS, the Company contemplates a restructuring of the financial obligations of the Company (the “Restructuring”) through a pre-packaged or pre-negotiated chapter 11 plan (the “Plan”) in a chapter 11 bankruptcy case (the “Chapter 11 Case”) under title 11 of the United States Code (as amended, the “Bankruptcy Code”), which shall be filed in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
     WHEREAS, certain of the Supporting Creditors have engaged in negotiations with the Company with the objective of reaching an agreement regarding the principal terms of the Restructuring and have reached an agreement in principle on the terms and conditions set forth in the Term Sheet;
     WHEREAS, the Term Sheet provides that the Restructuring will be effectuated through the transactions set forth therein;
     WHEREAS, in order to implement the Restructuring, the Company is in the process of preparing the Plan, consistent in all material respects with the Term Sheet, and a supporting disclosure statement (the “Disclosure Statement”), and the Company: (a) upon receipt of signatures to this Agreement by Supporting Creditors, who if they voted on the Plan such votes would be legally sufficient to confirm the Plan, and provided that such Supporting Creditors have received the Plan and Disclosure Statement; or (b) will solicit acceptances to the Plan in accordance with the Disclosure Statement and the ballots (the “Consent Solicitation”), to be used in connection with voting on the Plan (the “Ballots”) and subject to receiving properly executed and timely Ballots from the Supporting Creditors in an amount and number confirming that each impaired class under the Plan has accepted the Plan (other than existing equity holders) (or agreement from such Supporting Creditors that this Agreement may be treated as their vote and ballot); intends to (i) commence the Chapter 11 Case in the Bankruptcy Court, (ii) on the date of commencement of the Chapter 11 Case, file the Plan and Disclosure Statement with the Bankruptcy Court, and (iii) use commercially reasonable efforts to have the Disclosure Statement approved and the Plan confirmed by the Bankruptcy Court, in each case, as expeditiously as reasonably practicable under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and consistent with the timing set forth herein and in the Term Sheet;
     WHEREAS, each Supporting Creditor holds or is the legal or beneficial holder of, or the investment manager with discretionary authority with respect to, the aggregate principal amount of applicable claims set forth below each such Supporting Creditor’s signature attached hereto (the “Claim Amount”) and, to facilitate the implementation of the Restructuring, each of the Supporting Creditors is prepared to support the approval of the Disclosure Statement and confirmation of the Plan, on the terms and subject to the conditions of this Agreement, the Term Sheet and applicable law, and, if and when solicited to do so in accordance with applicable law, to vote (or, in the case of managed or advised accounts, instruct its custodial agents to vote) to accept the Plan; and
     WHEREAS, the Company desires to obtain the commitment of the Supporting Creditors to negotiate the Plan in good faith and to support and vote for the Plan, subject to the terms and conditions set forth herein, and agrees and acknowledges that the Claim Amount for each Supporting Creditor is a legal, valid and binding obligation of the Company, to which the Company has no defense or right of offset.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:
     1. Incorporation of Recitals. The recitals set forth above are expressly incorporated herein and made an integral part of this Agreement; provided that each Supporting Creditor hereto severally and not jointly makes each and any representation or warranty hereunder as to itself only.
     2. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Term Sheet.
     3. Providing Plan to Supporting Creditors. On or before October 21, 2009, the Company shall provide each Supporting Creditor a copy of the Plan (which Plan shall have been agreed to by the Company and Persistency), which Plan shall be consistent in all material respects with the Term Sheet.
     4. Creditor Support of Restructuring.
     (a) As long as the Company has satisfied its obligations pursuant to this Agreement and this Agreement has not been terminated pursuant to Section 8 hereof, each Supporting Creditor severally agrees with each other Supporting Creditor and with the Company that, if the Company proposes the Plan, such Supporting Creditor (i) shall, subject to receipt of the Plan and the Disclosure Statement and a request that such Supporting Creditor vote in favor of the Plan, as soon as practicable (but in no case later than any voting deadline stated therein), vote all of its impaired claims (as such term is defined under section 101 of the Bankruptcy Code, “Claim”), and equity interests in the

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Company, as applicable, whether now owned or hereafter acquired, to accept the Plan and otherwise support and take all reasonable actions to facilitate the proposal, solicitation, confirmation, and consummation of the Plan; (ii) shall not object to confirmation of, or vote to reject, the Plan or otherwise commence or participate in any proceeding directly or indirectly for the purpose of opposing or altering the Plan, the Disclosure Statement, the solicitation of acceptances of the Plan or any other reorganization documents containing terms and conditions consistent in all material respects with the Term Sheet, the Plan and this Agreement; (iii) shall vote against any restructuring, workout, or plan of reorganization relating to the Company other than the Plan; (iv) shall not directly or indirectly seek, solicit, support, encourage, vote for, consent to, or participate in the negotiation or formulation of (x) any plan or reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, or restructuring for the Company other than the Plan, (y) any disposition outside of the Plan of all or any substantial portion of the assets of the Company and any of their subsidiaries or (z) any other action (including any request to terminate exclusivity) that is inconsistent with, or that would delay or obstruct the proposed solicitation, confirmation, or consummation of the Plan; and (v) shall support the releases, through the Plan, of the Company, the Supporting Creditors and their respective counsel and advisors.
     (b) Notwithstanding the foregoing, each Supporting Creditor may raise and be heard on any issue arising in the Chapter 11 Case so long as such Supporting Creditor is not attempting to oppose or alter the Plan or the Disclosure Statement approved by it, or otherwise breach any of the provisions of this Agreement.
     (c) Each Supporting Creditor agrees that until this Agreement has been terminated in accordance with Section 8, it shall not as against the Company or its direct or indirect subsidiaries (i) take any action or otherwise pursue any right or remedy under applicable law, any agreement, contract, loan document or indenture, as applicable, or (ii) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to its Claims other than to enforce this Agreement.
     5. Conditions to Effectiveness of this Agreement. This Agreement shall not become effective until such time as each of the following conditions have been satisfied:
     (a) The execution and delivery of this Agreement to the Company by the Supporting Creditors; and
     (b) The execution and delivery of this Agreement by the Company.
     6. Pursuit of Restructuring. The Company shall use its commercially reasonable efforts to effectuate the Restructuring, including commencing the Chapter 11 Case (the date on which the Chapter 11 Case is commenced shall be defined as the “Commencement Date”) to implement the Restructuring, using its commercially reasonable efforts to obtain approval of the Disclosure Statement, support the Plan, obtain confirmation of the Plan and consummate the Plan promptly after confirmation. The Chapter 11 Case, if filed, will be filed before the Bankruptcy Court.

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     7. Holdings and Transfers. As long as this Agreement has not been terminated pursuant to Section 8 hereof:
     (a) Each Supporting Creditor severally represents and warrants to the Company that it holds or is the legal or beneficial holder of, or the investment adviser or manager with discretionary authority with respect to, the aggregate amount of unsecured claims set forth below each such Supporting Creditor’s signature attached hereto (the “Holdings”) and has the power to vote and dispose of the Holdings in accordance with this Agreement on behalf of such beneficial owners, and that the amount of the Holdings constitutes the entire amount of all of such Supporting Creditor’s Claims against the Company at the time this Agreement becomes effective;
     (b) Each Supporting Creditor severally agrees that it will not sell, pledge, assign, hypothecate, or otherwise transfer any Holdings, and any such attempted sale, pledge, assignment, hypothecation, or other transfer shall be void and without effect, unless the transferee executes and there is delivered to the Company and to the other notice parties listed in Section 25 hereof, within three (3) business days after such transfer, a written undertaking (in the form of the Transferee Undertaking attached hereto as Schedule 1) agreeing to become a party to, and bound by all the terms of, this Agreement, other than Section 13 hereof (Appointment to a Statutory Committee; Absolute Discretion to Exercise Fiduciary Responsibilities), with respect to the Holdings being transferred, and such transferee (hereinafter a “Transferee”) shall thereupon be deemed to be a Supporting Creditor with respect to the amount of such transferred Holdings for purposes of this Agreement, other than Section 13 hereof, and the transferor shall no longer be a Supporting Creditor with respect to such transferred Holdings. The Company hereby agrees that any Transferee executing such an undertaking shall be entitled to the benefits of this Agreement;
     (c) This Agreement shall in no way be construed to preclude a Supporting Creditor from acquiring additional unsecured claims provided that such Supporting Creditor (other than a Transferee) shall vote, and take such other actions in respect of, such additional unsecured claims as is provided for herein; and
     (d) This Agreement shall in no way be construed to preclude Persistency from providing Debtor in Possession financing to the Company upon the terms and subject to the conditions contemplated by the Term Sheet (“DIP Financing”).
     8. Termination.
     (a) This Agreement may be terminated if any of the following events (any such event, a “Termination Event”) occurs and is not waived in accordance with Section 15:
     (i) By a Supporting Creditor if it has not received a copy of the proposed Plan consistent in all material respects with the Term Sheet as required in Section 3;

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     (ii) By a Supporting Creditor if the Company shall (A) fail to comply with the Budget attached to the Term Sheet (except as same may be permitted under the DIP Financing), (B) undertake any related party expenditures, transfers or transactions (other than the payment of ordinary course salaries and professional fees in accordance with the Budget attached to the Term Sheet) (1) in connection with any pending or threatened criminal or civil litigation (other than in connection with the prosecution of the Company’s claims against certain standby underwriters identified in its Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2008), or (2) otherwise outside the ordinary course of the Company’s business, including, without limitation, the collection of its outstanding receivables and intercompany advances, without first obtaining the affirmative written consent of Persistency;
     (iii) By a Supporting Creditor if the Company has not commenced the Chapter 11 Case in the Bankruptcy Court, together with the filing of the Plan and Disclosure Statement with the Bankruptcy Court, on or before October 31, 2009;
     (iv) By a Supporting Creditor if the Plan or the Disclosure Statement has been amended, modified or supplemented, such that the Plan and Disclosure Statement is not consistent in all material respects with the Term Sheet;
     (v) By a Supporting Creditor if the business, properties, assets or financial condition of the Company and any of its direct or indirect subsidiaries taken as a whole shall have been materially and adversely affected since the date of this Agreement;
     (vi) By a Supporting Creditor if the Plan shall not have become effective on or before the date which is 90 calendar days after the Commencement Date (unless the time for effectiveness had been extended as permitted under the DIP Financing);
     (vii) By any Party if another Party has materially breached its obligations hereunder;
     (viii) By any Party if once filed, and prior to the confirmation of the Plan, the Chapter 11 Case shall have been converted to a case under Chapter 7 of the Bankruptcy Code, or dismissed (provided that the terminating Party did not seek or support such conversion or dismissal);
     (ix) By any Party if an examiner is appointed pursuant to section 1104(c)(1) of the Bankruptcy Code with expanded powers to run the business of the Company, or a trustee under chapter 11 of the Bankruptcy Code is appointed for the Company in the Chapter 11 Case (other than the Trustee of the Liquidating Trust as contemplated in the Term Sheet and the Plan) (provided that the terminating Party did not seek or support such appointment);

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     (x) By any Party if any court of competent jurisdiction shall enter a final nonappealable judgment or order declaring this Agreement to be unenforceable (provided that the terminating Party did not seek or support such appeal);
     (xi) By any Party upon the entry of an order in the Chapter 11 Case rejecting this Agreement (provided that the terminating Party did not seek or support such order);
     (xii) By any Party upon the commencement of an involuntary bankruptcy proceeding against the Company that is not dismissed or converted to a voluntary proceeding within 10 business days (provided that the terminating Party did not seek or support such order);
     (xiii) By Persistency if (A) the DIP Financing is not approved by the Bankruptcy Court, or (B) if the DIP Financing is approved by the Bankruptcy Court, upon an Event of Default under the DIP Financing that is not waived by Persistency or cured by the Company within any applicable grace period; or
     (xiv) By Persistency if the Company does not, in connection with confirmation of the Plan, execute and deliver to Persistency a Certificate of Representations and Warranties in form and substance acceptable to Persistency, which representations and warranties shall be true and correct in all material respects at and as of the date of delivery of the Certificate, except for representations and warranties that are made as of a specific date or time other than such date, which shall be true and correct as of such specific date or time;
provided, however, that no Party shall have the right to so terminate its obligations under this Agreement upon the occurrence of any of the events and conditions described above (the “Termination Events”) unless such Party has given written notice (‘‘Notice of Termination”) thereof to each of the other Parties hereto specifically identifying the basis upon which such Party is exercising its right to terminate, and the event or condition giving rise to such right is not cured within five (5) Business Days of such written notice (provided that this cure period shall not extend any grace or cure period provided under the DIP Financing); provided, further, that in the event that any Party terminates this Agreement with respect to such Party, following the effectiveness of such termination, this Agreement will be of no further force and effect against any Party, except that the Company’s acknowledgement that the Claim Amount of each Supporting Creditor is the legal, valid and binding obligation of the Company, to which the Company has no defense or right of offset, shall survive termination of this Agreement.
     (b) The Supporting Creditors shall have no liability to the Company or each other in respect of any termination of this Agreement in accordance with the terms hereof. The Company shall have no liability to the Supporting Creditors in respect of any termination of this Agreement in accordance with the terms hereof.

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     9. Representations and Warranties. Each Supporting Creditor, severally and not jointly, and the Company, hereby represents and warrants to the others that:
     (a) It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;
     (b) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;
     (c) The execution, delivery, and performance by it of this Agreement does not and shall not (i) violate any provision of law, rule, or regulation applicable to it or any of its affiliates, or its certificate of incorporation or bylaws or other organizational documents or those of any of its affiliates, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its affiliates is a party;
     (d) The execution, delivery, and performance by it of this Agreement does not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body;
     (e) This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;
     (f) Each Supporting Creditor severally represents and warrants that (i) it is an “accredited investor” within the meaning of Rule 501 of the Securities and Exchange Commission under the Securities Act, with sufficient knowledge and experience to evaluate properly the terms and conditions of the Term Sheet and this Agreement, and has been afforded the opportunity to discuss the Term Sheet and other information concerning the Company with the Company’s representatives, and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and (ii) it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction and will not seek rescission or revocation of this Agreement;
     (g) The Company represents and warrants that (i) it has been advised by professionals of nationally recognized standing and experience in transactions of this nature, and has been afforded the opportunity to discuss and evaluate the terms and conditions of the Term Sheet and this Agreement, and to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and (ii) it has made its own analysis and decision to enter into this Agreement and otherwise

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investigated this matter to its full satisfaction and will not seek rescission or revocation of this Agreement; and
     (h) Except as expressly set forth in this Agreement, none of the Parties hereto makes any representation or warranty, written or oral, express or implied.
     10. Public Disclosures. Prior to the issuance of any public disclosures regarding the Restructuring, the Company shall consult with Persistency as to the form and substance of such public disclosures, provided that at all times the Company shall be solely responsible for each public disclosure made by it. Nothing in this Agreement shall preclude or prohibit any Supporting Creditor from issuing its own public disclosure (consistent with the Term Sheet) regarding the Restructuring; provided, however, that such Supporting Creditor shall first consult with the Company prior to any such issuance. Without limiting the generality of the foregoing, and other than in connection with the Disclosure Statement, unless required by law, including, without limitation, pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or a lawful subpoena issued by a court of competent jurisdiction following the Company’s good faith efforts to quash such subpoena, or unless the identity of any Supporting Creditor and its respective Holdings have previously been publicly disclosed through no breach by the Company of its confidentiality obligation herein set forth, the Company shall not disclose (a) any Supporting Creditor’s identity or (b) the amount of such holder’s respective Holdings, without the prior written consent of such Supporting Creditor in each case; and, if such announcement or disclosure is so required, the Company shall afford the Supporting Creditors a reasonable opportunity to first quash such subpoena and, if unsuccessful, to review and comment upon any such announcement or disclosure prior to the applicable announcement or disclosure.
     11. Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent required to comply with his fiduciary obligations under applicable law.
     12. Specific Performance. It is understood and agreed by each of the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for such breach.
     13. Appointment to a Statutory Committee; Absolute Discretion to Exercise Fiduciary Responsibilities. Anything else in this Agreement to the contrary notwithstanding, if a Supporting Creditor is appointed to and serves on a statutory committee established in the Chapter 11 Case, the terms of this Agreement shall not be construed to limit such Party’s exercise, in its sole discretion, of its fiduciary duties to any person arising from its service on such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement. To the extent that the United States Trustee declines to appoint a Supporting Creditor to any such statutory committee based upon such Supporting

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Creditor’s execution of this Agreement, this Agreement shall be deemed to be terminated as to one or more such Supporting Creditors so as to allow such Supporting Creditor to be appointed to such statutory committee, but only to the extent that after giving effect to such termination(s), the holders of at least 2/3 in amount and a majority in number of holders of unsecured claims remain in support of the Plan and bound by this Agreement.
     14. Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to and shall bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators, and representatives.
     15. Amendments and Waivers. This Agreement may not be modified, amended, or supplemented except in a writing signed by the Company and Supporting Creditors who are not then in breach hereof; provided, however, that any modification of, or amendment or supplement to, this Agreement that materially and adversely affects any Party shall require the written consent of the Party so affected; provided, further, that any modification of, or amendment or supplement to, this Section 15 shall require the written consent of all of the Parties.
     16. Additional Claims or Equity Interests. To the extent any Supporting Creditor (a) acquires additional Holdings, (b) holds or acquires any other claims against the Company entitled to vote on the Plan or (c) holds or acquires equity interests in the Company entitled to vote on the Plan, such Supporting Creditor agrees that such Claims, other claims and equity interests shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Claims, other claims or equity interests (in each case, to the extent still held by it or on its behalf at the time of such vote) in a manner consistent with Section 4(a).
     17. No Third-Party Beneficiaries. Nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of, this Agreement on any person or entity other than the Parties hereto, or is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.
     18. Good Faith Cooperation; Further Assurances; Acknowledgment; Definitive Documents. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (a) all matters relating to their rights in respect of the Company or otherwise in connection with their relationship with the Company, (b) all matters concerning the implementation of the Restructuring, and (c) the pursuit and support of the Restructuring. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any equity securities of the Company in favor of the Restructuring (provided that no Supporting Creditor shall be required to incur any expense, liability, or other obligation), and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement, including proposing a plan of reorganization or liquidation that is not the Plan or otherwise consistent with the Term Sheet. This Agreement is not and shall not be deemed a

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solicitation for consents of the Plan or a solicitation to tender or exchange any Holdings. Each Party hereby covenants and agrees (a) to negotiate in good faith the Plan and the Disclosure Statement, including all exhibits, supplements and annexes thereto, (b) to negotiate in good faith the definitive documents implementing, achieving, and relating to the Restructuring, including the order of the Bankruptcy Court confirming the Plan, each of which is to be specifically described in the Plan (collectively, the “Definitive Documents”), shall contain terms and conditions consistent in all material respects with the Plan, and shall otherwise be reasonably satisfactory in form and substance to the Supporting Creditors, and (c) to execute (to the extent they are a party thereto) and otherwise support the Definitive Documents.
     19. Severability. If any portion of this Agreement shall be held to be invalid or unenforceable, then that portion shall be deemed modified (only to the extent necessary and in a manner consistent with the remainder of this Agreement) so as to be valid and enforceable, or if such modification is not reasonably feasible, shall be deemed to have been severed out of this Agreement, and the Parties acknowledge that the balance of this Agreement shall in any event be valid and enforceable unless the effect shall be to materially alter the terms and conditions of this Agreement.
     20. Prior Agreements. This Agreement represents the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations and agreements among the Parties with respect to the matters set forth herein.
     21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of the State of New York.
     22. Venue. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees that any legal action, suit, or proceeding with respect to any matter under or arising out of or in connection with this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought (a) in the Bankruptcy Court if the Chapter 11 Case has been commenced, or (b) in a court of competent jurisdiction located in The City of New York if the Chapter 11 Case has not been commenced. Each Party irrevocably waives any objection it may have to the venue of any action, suit, or proceeding brought in such court or to the convenience of the forum.
     23. Personal Jurisdiction. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of (a) the Bankruptcy Court if the Chapter 11 Case has been commenced, or (b) a court of competent jurisdiction located in The City of New York if the Chapter 11 Case has not been commenced, for purposes of any action, suit, or proceeding arising out of or relating to this Agreement.
     24. Notices. All notices (including, without limitation, any Notice of Termination) and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, or facsimile to the following addresses, or such other addresses as may be furnished hereafter by notice in writing:

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     (a) If to the Company, to counsel for the Company:
Satterlee Stephens Burke & Burke LLP
230 Park Avenue
New York, New York 10169
Attention: Peter A. Basilevsky, Esq.
Facsimile: (212) 818-9606
     (b) If to Persistency:
Persistency Capital LLC
1270 Avenue of the Americas
Suite 2100
New York, New York 10020
Attention: Andrew James Morris
Facsimile: (646) 619-4642
     (c) With a copy to its counsel:
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention: John R. Ashmead, Esq.
Facsimile: (212) 480-8421
     (d) If to the I&S Parties, to:
Ingalls & Snyder, LLC
61 Broadway
New York, New York 10006
Attention: Thomas D. Boucher
Facsimile: (212) 269-4177
     (e) If to any other Supporting Creditor, to the address provided under their authorized signature;
     or to such other address as any such party may give to all the other parties hereto in accordance with the notice provisions hereof.
     25. Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.
     26. Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile shall be effective as delivery of a manually executed signature page of this Agreement.

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     27. No Waiver of Participation and Reservation of Rights. Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Supporting Creditor to protect and preserve its rights, remedies and interests, including, without limitation, its Claims against the Company or its full participation in any bankruptcy case filed by the Company, or any of its affiliates and subsidiaries, including, without limitation, the Chapter 11 Case. The Parties full reserve any and all of their rights in the event the transactions contemplated by this Agreement or in the Plan are not consummated or this Agreement is terminated.
     28. Interpretation. This Agreement is the product of negotiations among the Supporting Creditors and the Company, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof: shall not be effective in regard to the interpretation hereof.
     29. Acknowledgement. This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of the Plan. Each Supporting Creditor’s vote will not be solicited until such Supporting Creditor has been provided with the Disclosure Statement.
     30. Recourse. Subject to Section 12 of this Agreement and provided specific performance is not sought under Section 12 of this Agreement, the only other remedy of a Supporting Creditor and the Company with respect to a breach of this Agreement by the Company or a Supporting Creditor, as applicable, is to terminate this Agreement in accordance with its terms.

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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first written above,

CanArgo Energy Corporation

By:

Name: Vincent McDonnell
Title: C.E.O.

Persistency

By:

Name:
Title:

Aggregate principal amount of
Existing Unsecured Claims:

Thomas L. Gipson

Aggregate principal amount of
Existing Unsecured Claims:

Robert L. Gipson

Aggregate principal amount of
Existing Unsecured Claims:

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Yvonne Koenig

Aggregate principal amount of
Existing Unsecured Claims:

Weus Holdings, Ltd.

Aggregate principal amount of
Existing Unsecured Claims:

Address for Notices:

Attention:

Facsimile:

R.S. Platou Markets AS

Aggregate principal amount of
Existing Unsecured Claims:

Address for Notices:

Attention:

Facsimile:

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Schedule I to the Plan Support Agreement
Transferee Undertaking
By signing in the space provided below and returning a copy of this Transferee Undertaking to the Company and to the other notice parties listed in Section 25 of the Plan Support Agreement, the undersigned, as Transferee, (a) represents and warrants that it has received (i) the Plan Support Agreement (attached hereto as Exhibit A), and (ii) the Term Sheet (attached hereto as Exhibit B); (b) indicates its agreement to be bound by (i) the Plan Support Agreement (other than with respect to Section 13 thereof (Appointment to a Statutory Committee; Absolute Discretion to Exercise Fiduciary Responsibilities)), and (ii) the Term Sheet, with respect to the Holdings being transferred (but not any Claims against the Company previously owned by the Transferee or thereafter acquired by the Transferee). Capitalized terms used in this Transferee Undertaking and not defined herein shall have the meanings ascribed to them in the Plan Support Agreement, including by reference therein.
It is a precondition to any transfer of the Holdings that an executed Transferee Undertaking be delivered to the Company. Delivery of an executed Transferee Undertaking by facsimile to the Company shall be effective for such delivery. Upon receipt by the Company of an executed Transferee Undertaking, the undersigned Transferee shall thereupon be deemed to be a Supporting Creditor with respect to the amount of such transferred Holdings for purposes of the Plan Support Agreement (other than Section 13 thereof), and the undersigned transferor shall no longer be a Supporting Creditor with respect to such transferred Holdings.
Aggregate amount of:
     Existing Secured Debt:
     Unsecured Claims:
ACCEPTED AND AGREED

[NAME OF TRANSFEREE]

By:

Name:
Title:
ACCEPTED AND AGREED

[NAME OF TRANSFEROR]

By:

Name:
Title:
Address for Notices:
[Insert Address]

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Exhibit A to the Transferee Undertaking
Plan Support Agreement

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Exhibit A to Plan Support and Lock-Up Agreement
Plan Term Sheet

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CANARGO ENERGY CORP.
Plan Term Sheet
August 6, 2009
     The following is a summary (the “Plan Term Sheet”) of certain indicative terms of a proposed plan of reorganization (the “Plan”) for the Company (as defined below). The transactions contemplated by this Plan Term Sheet are subject to further terms and conditions to be set forth in the Plan and other definitive documents. This Plan Term Sheet is the result of extensive, good faith, arm’s-length discussions between the Company and Persistency (as defined below) to settle and resolve the Company’s obligations to its creditors, and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import, as well as the common interest, confidentiality and non-disclosure agreements previously entered into between the Company and certain of its creditors receiving copies of this Plan Term Sheet. This Plan Term Sheet and the information contained herein are strictly confidential. This Plan Term Sheet does not constitute an offer of securities or a solicitation of offers to purchase securities, nor is it an offer or solicitation for any chapter 11 plan, and is being presented for discussion and settlement purposes only. This Plan Term Sheet does not create or impose any commitment or obligation, express or implied, on any party in any respect regarding a definitive agreement or otherwise. Any such binding agreement or commitment between the parties would result only, following the completion of due diligence review by Persistency, from the execution and delivery by each party of a definitive agreement, when and if executed and delivered, containing such terms and conditions satisfactory to the parties regarding the implementation of the Plan Term Sheet (a “Plan Support and Lock-Up Agreement”). No party shall have any obligation, express or implied, to negotiate with respect to the transactions contemplated by this term sheet or to negotiate or enter into any definitive agreement.
I. Parties

Debtor:	CanArgo Energy Corp., a Delaware corporation (“CanArgo” or the “Company”). CanArgo, together with its direct and indirect subsidiaries (as fully described in Exhibit I), are collectively referred to herein as the “CanArgo Group.”

Senior Lenders:	Thomas L. Gipson, Robert L. Gipson and Yvonne Koenig (including their respective successors and assigns and any other person that holds the 2009 Notes, the “Senior Lenders”), who are the present holders of the Senior Subordinated Convertible Guaranteed Notes due September 1, 2009 (“2009 Notes”), issued pursuant to a Note Purchase Agreement as of March 3, 2006 by and among the Company and the purchasers named therein, which 2009 Notes are guaranteed by CanArgo’s subsidiaries under the

Subordinated Guaranty Agreement dated March 3, 2006 (the “2009 Guaranty”). The total obligations outstanding and now due and payable under the 2009 Notes, including principal, interest, default interest and reimbursable fees and expenses, to which the Company has no defense to payment, is US $5,258,072 as of August 1, 2009 (such obligations as of the date of the filing of the Plan, the “Senior Lender Claims”).

Senior Subordinate Lender:	Persistency, a Cayman Islands limited company (“Persistency”), holder of CanArgo’s 12% Subordinated Convertible Guaranteed Notes, due June 28, 2010 (the “2010 Notes”) issued under a Note and Warrant Purchase Agreement dated June 28, 2006, which 2010 Notes are guaranteed by CanArgo’s subsidiaries under the Subordinated Guaranty Agreement dated June 28, 2006 (the “2010 Guaranty”). The total obligations outstanding and now due and payable under the 2010 Notes, including principal, interest and default interest through August 1, 2009, and reimbursable fees and expenses through February 5, 2009 (fees and expenses thereafter are treated separately elsewhere in this Term Sheet) to which the Company has no defense to payment, is US $12,293,296 (such obligations as of the date of the filing of the Plan, the “Senior Subordinate Lender Claims”).

Weatherford:	Weus Holdings, Inc. and its affiliates (together, “Weatherford”), with whom CanArgo has entered into a Settlement Agreement dated February 9, 2009, requiring CanArgo’s payment to Weatherford of US$1.2 Million (the “Weatherford Claim”).

General Unsecured Claims:	Any unsecured claim against the Company, including any intercompany claim, that is not a priority tax claim, administrative claim, accrued professional compensation claim, other priority claim, Senior Subordinate Lender Claims, Senior Lender Claims or Weatherford Claim and which is not subject to bona fide dispute (collectively, the “General Unsecured Claims”). All General Unsecured Claims known to the Company as of the date hereof have been disclosed to Persistency and are set forth on Appendix A hereto. (The Company shall update Appendix A before the Bankruptcy Filing (defined below).)

Restructuring Transaction:	Subject to the terms of this Plan Term Sheet, which terms shall be embodied in the Plan, a chapter 11 plan, that will be filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) as a prepackaged/pre-negotiated Plan with solicitation commencing prior to the date of the bankruptcy filing (the “Bankruptcy Filing”), whereby the Company will restructure and satisfy all its debt and other creditor claims by the creditors’ receipt of (i) cash (in the case of convenience class claims) or (ii) debt (in the case of Senior Lender Claims) or equity interests and the opportunity to acquire equity interests (in the case of all other creditors) in a newly-formed entity (“NewCo”) that will own, amongst other assets, the CGuern Group (as hereinafter defined), the details of which are more fully described below. The “CGuern Group” means CanArgo Ltd. (Guernsey) (“CGuern”) and the direct and indirect subsidiaries of CGuern, which constitute all of the Company’s operating subsidiaries, all of which are identified in Exhibit II.
II. Treatment of Claims and Interests

Administrative, Priority Tax, and Other Priority Claims:	On or as soon as practicable after the effective date of the Plan (which shall be the first date after confirmation of the Plan that all conditions to effectiveness of the Plan shall have been satisfied or waived, the “Effective Date”) or such date as agreed to by any such holder, each holder of an administrative expense, priority tax, or other priority claim will receive cash equal to the full amount of its claim, or will otherwise be left unimpaired, unless the holder and the Company otherwise agree to a different treatment, subject to the approval of Persistency. (The Company has identified to Persistency all anticipated priority claims and they are included in the Budget.)

Convenience Claims:	The Plan shall establish a convenience class for claims of $20,000 or less (including claims which holders agree to reduce to $20,000), and such claims will be paid in full in cash on the Effective Date or such other date as agreed to by any such holder.

Senior Lender Claims:	In full and final satisfaction of all Senior Lender Claims, the Senior Lenders shall receive $5,367,116 in aggregate of new notes issued by NewCo (“NewCo Notes”), which shall be guaranteed by each of NewCo’s material direct and indirect subsidiaries (to replicate the guarantees of the Senior Lender Claims presently in place). The terms of the NewCo Notes are described in Appendix B hereto.

Senior Subordinate Lender Claims:	In full and final satisfaction of Senior Subordinate Lender Claims, and in recognition that the Senior Subordinate Lender Claims are structurally senior to the General Unsecured Claims (and Weatherford Claim) by virtue of the guarantees of the Senior Subordinate Lender Claims, Persistency (i) shall be entitled to receive 100% of the common shares of NewCo (“NewCo Common Shares”), but should the class of General Unsecured Claims (including Weatherford) vote to accept the Plan (including all holders entitled to vote in such class, the “GUC Class”),

Persistency shall, and shall be deemed to have, gifted to the GUC Class, such class’ pro rata share (determined by calculating the combined Senior Subordinate Lender Claims and the claims of the GUC Class) of the NewCo Common Shares; and (ii) shall be entitled to receive a pro rata share of the Tranche A Trust Interests, which shall be contributed to NewCo by operation of the Plan.

One NewCo Common Share shall be issued for every $1 of Senior Subordinate Lender Claims.

In addition, the Senior Subordinate Lender Claims shall be entitled to participate in the Rights Offering (as defined and as provided below).

Weatherford and General Unsecured Claims (GUC Class):	In full and final satisfaction of all other claims, and notwithstanding the fact that the Senior Subordinate Lender Claims are structurally senior to the claims in this category by virtue of the guarantees of the Senior Subordinate Lender Claims, the GUC Class, provided that the GUC Class votes to accept the Plan, (i) shall, and shall be deemed to have, received from Persistency, as holder of the Senior Subordinate Lender Claims, such class’ pro rata share (determined by calculating the combined Senior Subordinate Lender Claims and the claims of the GUC Class) of the NewCo Common Shares (the “GUC Class NewCo Distribution”), and (ii) shall be entitled to receive a pro rata share of the Tranche A Trust Interests, which shall be contributed to NewCo by operation of the Plan.

Each of the holders of claims in the GUC Class shall receive NewCo Common Shares from the GUC Class NewCo Distribution in proportion to the allowed amount of their claims (“Allowed Claims”) in relation to the other allowed claims in the GUC Class. One NewCo Common Share shall be issued for every $1 of Allowed Claims. The NewCo Common Shares will be subject to a stockholders agreement with customary tag-along rights and drag-along rights, and preemptive rights to protect minority shareholders, as well as a right of first refusal for Persistency as majority shareholder.

In addition, the holders of Allowed Claims in the GUC Class shall be entitled to participate in the Rights Offering (as defined and as provided below).

Intercompany Clean-Up Transactions:	As a result of transactions being undertaken by the Company and several of its subsidiaries prior to the bankruptcy filing, (i) the Company shall at the time of the bankruptcy filing directly own all of the outstanding equity of CGuern and (ii) no CGuern Group entity will owe any amounts to, or have any receivable from, any entity in the CanArgo Group other than entities within the CGuern Group. (After NewCo is formed by the Company, it shall hold the outstanding equity of CGuern.)

Equity:	In full and final satisfaction of their rights in respect of their shares, the Company’s shareholders shall receive, on a pro rata basis, Tranche B Trust Interests (as defined below).
III. Plan Implementation

NewCo:	No later than 15 days before the hearing on confirmation of the Plan (the “Confirmation Hearing”), NewCo shall be formed by the Company in Guernsey, as a wholly-owned subsidiary of the Company, under applicable corporate organizational documents satisfactory to Persistency in its sole discretion (Persistency’s counsel shall draft the NewCo documents). Pursuant to the Plan, and on or before the Effective Date, full ownership of the following assets shall be transferred to NewCo (or CGuern, as the case may be):
•	All of the equity interests in CGuern (and thereby full ownership of the CGuern Group).

•	All of the Tranche A Trust Interests (as described below).

•	All of the CNR Name Rights (as defined below).

•	All available cash within the CanArgo Group other than amounts specified herein to be used to fund the Liquidating Trust and for payments required for confirmation of the Plan, all as provided for in the Budget.

•	Such other assets as are identified by Persistency prior to the Effective Date (e.g., advantageous executory contracts, etc.).

The Rights Offering shall be for the benefit of, and the proceeds of the Rights Offering shall be distributed to, NewCo.

On the Effective Date, (i) NewCo shall have no liabilities (save any guarantee of the DIP Loan (defined below)), and (ii) NewCo shall issue the NewCo Common Shares, Convertible Preferred Stock and NewCo Notes, as more fully set forth herein.

Material Terms of DIP Financing:	•	The Company shall abide by the budget outlined in Appendix C hereto before and during the chapter 11 case (the “Budget”), as may be amended pursuant to the DIP documentation. The Budget is intended to minimize any financing required during and to exit the chapter 11 case.
•	To the extent there is a cash shortfall during the chapter 11 case (having taken into account all cash from CGuern Group operations), administrative expenses that are consistent with the Budget will be funded through a debtor in possession loan facility from Persistency (“DIP Loan”) not to exceed $1.2 million (the “Commitment”), with each drawing subject to the terms and conditions below.
DIP Loan
•	Borrower: The Company.

•	Guarantors: All material subsidiaries of the Company will provide guarantees (“Plan Guarantees”). Such guarantees shall be pari passu with the pre-petition guarantees held by the Senior Lenders (the “Pre-Petition Guarantees”).

•	Rate: 0% per annum through 90 days from the Bankruptcy Filing (or for up to an additional 30 day extension under certain circumstances) and 15% per annum from the date that the Company is in default of the DIP Loan.

•	Final Maturity and Amortization: The DIP Loan will mature on the date that is 90 days from the bankruptcy filing date, with the possibility of a 30 day extension if among other things a hearing on confirming the plan contemplated by this term sheet has been scheduled before the 90th day to occur on or before the 120th day from the bankruptcy filing date. There will be no amortization before such date and, subject to the DIP Loan Conversion (as defined below), the full amount of the DIP Loan shall become due at maturity or upon acceleration.

•	Security: The DIP Loan will have security interests in, and liens on, the Company’s assets, including the equity interests in CGuern (the “DIP Lien”).

•	Carve-Out. To ensure certain protections to pay certain chapter 11 expenses, the DIP Lien, Plan Guarantees, and Pre-Petition Guarantees shall be subordinate to a carve-out of defined scope for the Company’s bankruptcy professionals as approved by the Bankruptcy Court and Lender. The carve-out shall be net of any cash retainers held by Professionals. Lender shall deposit the amount budgeted for the carve-out into a separate account maintained by Lender, so that it will be available for payment upon Bankruptcy Court approval of fees and expenses. The amount so deposited shall reduce Availability (defined below).
•	Covenants/Reps/Wttys: Customary.

•	Advances: The DIP Loan shall be funded in multiple advances, with each advance based on the Company’s adherence to the Budget and the Company meeting other customary drawing conditions and Plan-related milestones (among other things, to ensure that all parties are moving toward confirming the Plan). The Company shall upstream from its subsidiaries that cash, but only that cash, needed to meet budgeted expense items and to meet any unforeseen reasonable operational expenditures as set forth in the DIP documentation, and shall do so before drawing on the DIP Loan.

•	Exit Advance. If required for the Bankruptcy Court to confirm the Plan, an exit advance under the DIP Loan, in an amount, if any, that in all cases shall be less than or equal to the remaining amount available under the Commitment at the Effective Date and immediately prior to making such advance (“Availability”), shall be permitted at the Effective Date upon satisfaction of the following conditions: (i) the exit advance not exceeding the Availability on such date; (ii) the Company having complied in all respects with DIP Loan documentation through the date of the exit advance and with respect to the exit advance; and (iii) the prior entry of a final order confirming the Plan. For the avoidance of doubt, the exit advance shall only be made and used for payment of amounts set forth in the Budget or otherwise disclosed to and expressly agreed to by Persistency (Company to disclose anticipated Plan cash requirements (convenience claims, priority claims, etc.)).

•	Defaults/Acceleration Events: Customary for loans of this kind, including (i) CanArgo withdraws the Plan or does not in good faith seek its timely confirmation; (ii) CanArgo’s chapter 11 case is converted or dismissed or a chapter 11 trustee or examiner appointed; (iii) confirmation of the Plan is denied; (iv) claims are asserted in the bankruptcy case against Persistency by any person; (v) breach of covenant; and (vi) such other customary items as required by Persistency.
•	Satisfaction of the DIP Loan: If the Plan is confirmed within 90 days of the Bankruptcy Filing (or within 120 days if an extension has been triggered), then the DIP Loan shall be converted under the Plan into Convertible Preferred Stock of NewCo (the terms of which are described below), at the rate of one share of Convertible Preferred Stock for each $1 of outstanding amount of the DIP Loan (the “DIP Loan Conversion”); otherwise, it will mature on the 90th day (or 120th day if an extension has been triggered) or upon earlier acceleration and be payable in cash.

Fees and Expenses:	•	Expenses: Borrower shall pay in full in cash all of Persistency’s reasonable expenses (including professional fees and expenses) incurred from February 5, 2009 onward, including for the period after the Bankruptcy Filing, in connection with the 2010 Notes, the DIP Loan, this Plan Term Sheet, the Plan, the bankruptcy case and the preparation of NewCo corporate and loan documentation (An estimate of these is included in the budget in Appendix C).
•	Structuring Fee: In connection with confirmation of the Plan, for risking the time and expenses associated with negotiating and structuring the reorganization, committing to extend the DIP Loan, and backstopping the Rights Offering, Persistency shall receive a non-cash structuring fee of $500,000 payable in NewCo Common Shares at a price of $0.40 per share.

Rights Offering:	In connection with the Plan, there will be a rights offering of $2,000,000 of NewCo Convertible Preferred Stock (the “Rights Offering”). The proceeds of the Rights Offering shall be used for NewCo working capital. Persistency will backstop the Rights Offering and Persistency’s backstop obligation will be satisfied in part by the amount of Convertible Preferred Stock previously acquired by Persistency through the DIP Loan Conversion. All creditors (including Persistency) receiving NewCo Common Shares shall be entitled to participate in the

Rights Offering on a pro rata basis according to their ownership of NewCo Common Shares. Closings of the rights offering other than conversion of the DIP Loan in connection with the Effective Date shall be at the mutual discretion of the investors and NewCo during the nine-month period after the Effective Date. For illustrative purposes, if the DIP Loan is fully funded, the amount of Persistency’s remaining backstop obligation would be $800,000, and $800,000 would be the amount available for subscription, although the pro rata shares of participating creditors would be determined based on the full $2,000,000.

It is expected that the Rights Offering would enjoy the exemptions provided by Section 1145 of the Bankruptcy Code.

Persistency’s counsel shall draft the Rights Offering documentation and related disclosures for the Plan and related documents.

Convertible Preferred Stock	The terms of the Convertible Preferred Stock of NewCo shall include the following:
•	Purchase Price: $1.00 per Convertible Preferred Share

•	Ranking: Senior to NewCo Common Shares

•	Conversion Price: $0.40 per Common Share.

•	Liquidation preference: Equal to Purchase Price.

•	Conversion: Converts into NewCo Common Shares at a conversion rate equal to the aggregate Purchase Price divided by the Conversion Price.

•	Voting: On an as-converted basis.

Transferability	The Common and Preferred Shares shall be freely transferable, subject to compliance with applicable law and Persistency’s right of first refusal.

Liquidating Trust:	•	As of the Effective Date, a liquidating trust shall be established for purposes of pursuing the litigation against the Company’s underwriters in connection with 2008 failed securities offering and customary administrative activities (the “Liquidating Trust”).
•	NewCo shall receive all of the Tranche A Trust Interests.

•	Tranche A Trust Interests will entitle the holder thereof to payment of up to $7,000,000, which shall have distribution priority to Tranche B Trust Interests.

•	The Company’s shareholders shall receive pro rata shares of the Tranche B Trust Interests.

•	Tranche B Trust Interests will entitle the holders thereof to any value remaining in the Liquidating Trust after payment in full of Tranche A Trust Interests and all operating expenses of the Liquidating Trust.

•	The Liquidating Trust will be funded by the creation of a cash reserve on the Effective Date (the “Operating Reserve”).

•	The documents creating and governing the Liquidating Trust will be customary for transactions of this type and be satisfactory to Persistency.

Asset Assignment	•	The Company, prior to dissolution, shall assign, and shall cause each of the entities within the CanArgo Group other than NewCo and the entities within the CGuern Group, to assign, (i) all right and title to the names CanArgo, CanArgo Energy Corporation, CNR, all other CanArgo corporate and brand names, logos, trade dress and other associated intellectual property (collectively the “CNR Name Rights”), and (ii) the other assets identified in the section entitled “NewCo” above, to NewCo or CGuern (as determined by Persistency) effective as of the Effective Date.

Operating Reserve	•	The amount to be funded for the Operating Reserve shall be an amount that, in Persistency’s discretion, is sufficient to cover expected expenses of the Liquidating Trust as outlined below (currently estimated to be approximately $100,000 less amounts paid toward the underwriter litigation prior to the Effective Date). Any additional funding after the Effective Date shall be at the sole discretion of NewCo on appropriate terms. The expected expenses of the Trust are:

o	Costs of the Liquidating Trustee (No salaries or directors costs).

o	Legal costs for the litigation of underwriters.

o	Legal costs for claims objections, if any

o	De minimis administrative expenses associated with maintaining the Liquidating Trust and for necessary reporting.

Bar Date and Disputed Claims:	•	If requested by Persistency, the Company shall request that the Bankruptcy Court set a deadline for the filing of claims, with such requested deadline being at least ten (10) days prior to the proposed Confirmation Hearing.
•	Within thirty (30) days following the Effective Date (unless extended by the Bankruptcy Court with the consent of Persistency), the Liquidating Trust must file any and all objections to claims.

Treatment of Executory Contracts and Unexpired Leases:	•	The Plan shall schedule any executory contracts and unexpired leases that will be assumed, if any, which will only be upon agreement by Persistency. The Company shall provide to Persistency a schedule of all contracts so that Persistency can determine whether any of them should be assumed and assigned. All other executory contracts and unexpired leases shall be rejected.

Conditions to Plan Support Agreement and Plan Confirmation:	•	The Plan and related documentation, including related motions and orders, exhibits, and the disclosure statement, shall be in form and substance acceptable to Persistency and the other terms and conditions set forth in the draft Plan Support and Lock-Up Agreement and Plan of Reorganization.

Conditions to the Effective Date:	•	Allowed General Unsecured Claims (including Weatherford) are not more than $2,000,000.
•	The Confirmation Order shall be in form and substance reasonably acceptable to Persistency and it shall contain provisions, among others:

o	Exculpating Persistency pursuant to section 1125(e) of the Bankruptcy Code.

o	All creditors and their affiliates being released from any and all claims in connection with the Company’s bankruptcy case.

o	Customary releases for directors and officers of the Company.

o	Transfers free of stamp and similar taxes pursuant to section 1146 of the Bankruptcy Code.
•	Appropriate representations and warranties regarding the Company and its subsidiaries shall be provided to Persistency; however, claims related thereto will expire on the Effective Date in the absence of fraud, willful misconduct or gross negligence.

•	Other customary conditions for a transaction of this type.

•	Confirmation Order entered within 80 days of the Bankruptcy Filing and becoming final 10 days thereafter (unless the Final Maturity of the DIP Loan is extended to 120 days in which case the Confirmation Order is entered within 110 days of the Bankruptcy Filing and becomes final 10 days thereafter).

Plan Support:	•	In addition to Persistency, the Company shall receive Plan Support Agreements from the Senior Lenders and other creditors sufficient to cause confirmation of the Plan, wherein they agree to vote their allowed claims to accept the Plan and to otherwise support confirmation of the Plan.

Management:	Vincent McDonnell, current CEO of the Company, and Jeffrey Wilkins, current CFO of the Company, will be appointed by NewCo to continue in the roles of CEO and CFO, respectively, under new agreements/arrangements in lieu of their existing agreements/arrangements. NewCo employee benefits and management incentive programs (including an equity plan for up to 5% of NewCo), the terms as determined by Persistency, shall also be established. The Board of NewCo will be appointed according to the terms of its governing documents.

General Info/Aspects:	•	The Company shall continue to promptly :

o	cooperate with Persistency to refine the Plan and other documentation;

o	provide all financial and business information about itself and its subsidiaries to Persistency;

o	respond in a timely manner to any inquiries from Persistency or any other creditor; and

o	cooperate with any diligence requests at both the Company and subsidiary levels.
•	In addition to the other conditions described herein, Persistency’s obligations that are described in this Plan Term Sheet will be subject to the Company conducting its operations in the ordinary course of business pursuant to the most recent budgets and projections prepared by the Company and approved by Persistency, and the Company shall provide to Persistency weekly updates on its financial position.
All documents relating to the transactions described herein shall be acceptable to Persistency.

EXHIBIT I
CanArgo Energy Corporation and Its Direct and Indirect Subsidiaries

	Legal Name	Incorporation

1	CanArgo Energy Corporation	Delaware
2	CanArgo Oil & Gas Inc	Ontario, Canada
3	CanArgo Limited	Ontario, Canada
4	Fountain Oil Ukraine Limited	New Brunswick, Canada
5	UK-RAN Oil Corporation	New Brunswick, Canada
6	Fountain Oil Canada Limited	New Brunswick, Canada
7	Focan Limited	New Brunswick, Canada
8	EOR Canada Limited	New Brunswick, Canada
9	CanArgo Acquisition Corporation	New Brunswick, Canada
10	Ninotsminda Oil Company Limited	Cyprus
11	CanArgo Oil Boryslaw Limited	Cyprus
12	CanArgo Norio Limited	Cyprus
13	Groundline Limited	Cyprus
14	Lateral Vector Resources Limited (formerly Longtex Limited)	Cyprus
15	Courtway Limited	Cyprus
16	CanArgo Limited	Guernsey
17	CanArgo (Nazvrevi) Limited	Guernsey
18	CanArgo Power Corporation Limited	Guernsey
19	CanArgo (Kaspi) Limited	Guernsey
20	Argonaut Well Services Limited	Guernsey
21	CanArgo Samgori Limited	Guernsey
22	CanArgo Services (UK) Limited	England
23	Sagarejo Power Corporation Limited	Georgia
24	Georgian British Oil Co Ninotsminda	Georgia
25	Georgian British Oil Company Nazvrevi	Georgia
26	Georgian British Oil Company Norio	Georgia
27	Ninotsminda Services Limited	Georgia
28	CanArgo Georgia Limited	Georgia
29	Ninotsminda Oil Company Limited	Jersey
30	CanArgo Norio Limited	Jersey

EXHIBIT II
CGUERN and its Direct and Indirect Subsidiaries

	Legal Name	Incorporation

1	Ninotsminda Oil Company Limited	Cyprus
2	CanArgo Oil Boryslaw Limited	Cyprus
3	CanArgo Norio Limited	Cyprus
4	Groundline Limited	Cyprus
5	Lateral Vector Resources Limited (formerly Longtex Limited)	Cyprus
6	Courtway Limited	Cyprus
7	CanArgo Limited	Guernsey
8	CanArgo (Nazvrevi) Limited	Guernsey
9	CanArgo Power Corporation Limited	Guernsey
10	CanArgo (Kaspi) Limited	Guernsey
11	Argonaut Well Services Limited	Guernsey
12	CanArgo Samgori Limited	Guernsey
13	CanArgo Services (UK) Limited	England
14	Sagarejo Power Corporation Limited	Georgia
15	Georgian British Oil Co Ninotsminda	Georgia
16	Georgian British Oil Company Nazvrevi	Georgia
17	Georgian British Oil Company Norio	Georgia
18	Ninotsminda Services Limited	Georgia
19	CanArgo Georgia Limited	Georgia
20	Ninotsminda Oil Company Limited	Jersey
21	CanArgo Norio Limited	Jersey

APPENDIX A — CLAIMS

Name	Amount

General Unsecured Claims

Weatherford	$1,200,000

RS Platou	$291,060

Ernst & Young Ukraine	$75,000

Gambit	$50,112

Dnb NOR Bank	$28,571

$1,644,743

Convenience Claims (in Budget)

NY Alternext	$10,000

OPC	$4,750

PCAOB	$500

FASB	$100

$15,350

APPENDIX B — TERMS OF THE NEWCO NOTES

Principal:	$[ ]

Priority:	Senior to all other securities of NewCo.

Coupon:	8% per annum PIK from the Effective Date (no cash). Default interest will be 15%.

Mandatory Prepayments:	Quarterly mandatory prepayments of the following amounts until full repayment:
•	75% of:

o	the proceeds from the sale of any assets (other than ordinary course sale of current oil and gas inventory);

o	up front farm-out fees; and

o	proceeds from the Tranche A Trust Interests (as defined below).
•	50% of the positive difference, if any, between $65 and the contracted Brent reference price for oil sales of the Company times number of barrels sold.

Minimum Redemption Payment Schedule:	The NewCo Notes shall be redeemed on the following redemption schedule less any amount received as a Mandatory Prepayment during the applicable period:
•	At 9 months from the Effective Date, a Redemption Payment of $1,000,000.

•	Thereafter, a Redemption Payment of $1,000,000 every 3 months until the total amount of the NewCo Notes have been redeemed/repaid (or, as may be the case, such lesser amount that fully repays the outstanding balance).
A scheduled redemption payment may be deferred, according to the chart below, for a quarterly cash fee of 2.5% of the of the deferred amount. The fee will be due on the date of deferral.

Month	9	10	11	12	13	14	15	16	17	18	19	20	21	22	23	24
Current	1m			1m			1m			1m			1m			bal
Potential							2m			1m			2m			bal

Prepayment:	At any time without penalty or notice. If the note is prepaid in full by 12/31/09, a discount of 25% of principal plus interest through the settlement date will be applied. Notice must be given no later then December 15, 2009.

Change of Control of NewCo:	NewCo Note becomes immediately due and payable without penalty or premium.

Debt Covenant:	For so long as the NewCo Note remains outstanding, no senior or pari passu indebtedness for borrowed money; provided, that, NewCo shall be permitted to put in place a revolving working capital facility (“Revolver”) of up to $500,000 with Persistency that shall be permitted to be paid up and down for so long as there is no default or deferment of the NewCo note, and shall be pari passu with the NewCo Note upon a default of the NewCo Note. The interest on the Revolver will be 8%.

The revolver can only be drawn if the Rights Issue has been fully funded up to $2,000,000.

Default and Acceleration of NewCo Notes:	Upon failure to make Mandatory Prepayments, failure to make Redemption Payments, violation of the Debt Covenant or default of the Revolver.

Cooperation on Default:	If NewCo defaults on the NewCo Notes and any grace or cure period has expired, NewCo and Senior Lenders shall cooperate in promptly retaining appropriate advisors to market NewCo and its assets for sale or other action as mutually agreed. From and after an uncured event of default, the Senior Lenders may appoint an observer to NewCo’s Board of Directors.

No Dividends and Distributions, Other:	So long as the NewCo Notes are outstanding: no cash dividends or distributions may be paid on junior securities, no cash management fees payable to related parties, no cash interest paid on related party debt. Other than the foregoing, the NewCo Notes will contain no other rights, covenants or restrictions.

APPENDIX C — BUDGET
Summary Budget*

	Jun-09	Jul-09	Aug-09	Sep-09	Oct-09	Nov-09
Revenue		$366,000	$394,500	$773,332	$60,060	$745,087
Operating Expenses		$(194,582)	$(267,100)	$(228,697)	$(302,657)	$(222,051)
General & Administrative		$(116,766)	$(216,381)	$(111,900)	$(164,516)	$(108,739)

Cash Flow From Operations		$54,652	$(88,981)	$432,735	$(407,113)	$414,297

Capital Expenditures		$(14,000)	$(49,845)	$(14,000)	$(49,845)	$(14,000)

Cash flow net Capital Expenditures		$40,652	$(138,826)	$418,735	$(456,958)	$400,297

Beginning Cash		$405,022	$412,970	$(185,693)	$185,166	$(940,802)
Ending Cash Consolidated	$405,022	$412,970	$(185,693)	$185,166	$(940,802)	$(540,505)

Restricted Cash	$(131,000)	$(131,000)	$(131,000)	$(131,000)	$(131,000)	$(131,000)
Cash At Sub	$(93,022)	$(91,988)	$(34,688)	$(34,688)	$(34,688)	$(34,688)

Ending Available Cash at HO	$181,000	$189,982	$(351,381)	$19,478	$(1,106,490)	$(706,193)

	Legal Fees
Chapter 11 related costs	Paid to 6/30	Jul-09	Aug-09	Sep-09	Oct-09	Nov-09
Rights offering litigation (Selmer) — Direct	$(29,937)	$0	$(28,553)	$(20,000)	$(21,510)	$0
Rights offering litigation (Selmer) — indirect	$(15,513)	$0	$(19,517)	$(20,376)	$0	$0
Chapter 11 Legal Fees — SSBB	$(169,147)	$0	$(334,691)	$0	$(95,000)	$0
Chapter 11 Legal Fees — McGrigors	$(22,977)	$0	$(9,000)	$(5,000)	$(5,000)	$0
Chapter 11 Liquidating Trust Operating Reserve	$(124,798)	$0	$0	$0	$(15,000)	$0
Chapter 11 Advisor	$(7,500)	$(12,704)	$(2,500)	$(2,500)	$(2,500)	$0
Chapter 11 Legal Fees — US Tax advice	$0	$(20,000)	$0	$0	$0	$0
Chapter 11 Legal Fees — Canadian Tax advice	$0	$0	$(10,000)	$0	$0	$0
Chapter 11 Legal Fees — Canadian Clean Up	$(15,000)	$0	$(35,326)	$0	$0	$0
Chapter 11 Legal Fees — Cyprus Clean Up	$(5,000)	$0	$(5,000)	$0	$0	$0
Chapter 11 Litigation — S & K (Persistency)	$0	$0	$0	$0	$(355,000)	$0
Chapter 11 Litigation — (Persistency)	$0	$0	$0	$0	$(175,000)	$0
Chapter 11 Convenience Claims	$0	$0	$(15,250)	$0	$0	$0

Total Ch 11 Legal Fees	$(389,872)	$(32,704)	$(459,837)	$(47,876)	$(669,010)	$0

Funding Surplus/Liability	$181,000	$189,982	$(351,381)	$19,478	$(1,106,490)	$(706,193)

Gross Oil (Barrels of Oil per day)	358	351	344	337	330	323

*	assumes $60 Brent Oil, Sale assumed to occur mid-month